Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

John B. Roche

Chief Financial Officer

(212) 297-1000

or

Laura Godfrey Guttman

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Settles $175 Million Unsecured Credit Facility and Satisfies $9.5 Million Master Repurchase Facility

New York, NY — April 2, 2009 - Gramercy Capital Corp. (NYSE: GKK) today announced that it has entered into an Amendment and Compromise Agreement with KeyBank National Association, as administrative agent for a group of lenders, to settle and satisfy at a discount pre-existing loan obligations of approximately $174.6 million.  Gramercy made a cash payment of $45.0 million and agreed to pay over time an additional $15.0 million from a portion of free cash flow generated by the Company’s collateralized debt obligations.

Additionally, on March 27, 2009, the Company satisfied all of its obligations under a $9.5 million master repurchase facility with JP Morgan Chase Bank, N.A. (“JP Morgan”) by (i) making a cash payment of approximately $1.9 million to JP Morgan and (ii) permitting JP Morgan to assume full ownership and control of, and responsibility for, the related loan asset.

The Company and its advisors continue to negotiate amendments of the Company’s credit facility with Wachovia Bank, National Association, and its master repurchase facility with an affiliate of Goldman, Sachs & Co.

Clifford Chance US LLP acted as the Company’s restructuring counsel for these transactions.  Barclays Capital acted as the Company’s financial advisor in connection with the KeyBank transaction.  Previously, Goldman, Sachs & Co. also acted as a financial advisor to the Company in connection with the KeyBank transaction.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG - News). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, maintenance of liquidity needs, management changes, and other factors including those listed in our Annual Report on Form 10-K and on our Quarterly Reports on Form 10-Q, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.